Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Global SPAC Partners Co.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	–		–
Fees Previously Paid	$374,267,709.38	.0000927	$34,694.61
Total Transaction Valuation	$374,267,709.38
Total Fees Due for Filing			–
Total Fees Previously Paid			$34,694.61
Total Fee Offsets			–
Net Fee Due			–

(1)	Title of each class of securities to which transaction applies:

Ordinary shares, warrants and ordinary shares issuable upon exercise of warrants

(2)	Aggregate number of securities to which transaction applies:

47,906,250

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$10.01 per share with respect to 21,735,000 ordinary shares; $0.475 per warrant with respect to 13,085,625 warrants; $11.975 per share issuable upon exercise of warrants to purchase 13,085,625 ordinary shares

(4)	Proposed maximum aggregate value of transaction:

$374,267,709.38

(5)	Total fee paid:

$34,694.61

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		–	–	–		–
Fee Offset Sources	–	–	–		–		–